ASSUMPTION OF SPECIAL SERVICER OBLIGATIONS

March 13, 2024

TO THE PARTIES ON THE ATTACHED SCHEDULE

Re: Assumption of Special Servicer Obligations with respect to MRCD 2019-PARK Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-PARK (the “Agreement”).

Ladies and Gentlemen:

Reference is made herein to the Trust and Servicing Agreement, dated as of December 19, 2019, among Barclays Commercial Mortgage Securities LLC, as Depositor, KeyBank National Association, as Servicer and as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor, and Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, relating to MRCD 2019-PARK Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-PARK (the “TSA”). Capitalized terms used herein but not defined shall have the meanings given to them in the TSA.

Pursuant to Sections 3.10(b) and 7.1(d) of the TSA and the Intercreditor Agreement included on Schedule 2 relating to the Companion Loans (collectively, the “Companion Loans”), Green Loan Services LLC (“GLS”) hereby agrees to (i) accept the appointment as Special Servicer under the TSA and the Intercreditor Agreement relating to the Companion Loans and (ii) assume and perform punctually all of the responsibilities, duties and liabilities designated to the “Special Servicer” under the TSA and the Intercreditor Agreement relating to the Companion Loans from and after the date hereof. GLS agrees that, as of the date hereof, it is and shall be a party to the TSA and bound thereby to the full extent indicated therein in the capacity of successor Special Servicer under the TSA and the Intercreditor Agreement relating to the Companion Loans.

As of the execution of this Agreement (the “Effective Date”), GLS represents and warrants that GLS satisfies all eligibility requirements applicable to the Special Servicer contained in the TSA and the Intercreditor Agreement relating to the Companion Loans. In addition, as of the Effective Date, GLS hereby also makes the representations and warranties set forth in Section 2.6(a) of the TSA mutatis mutandis with all references to “Agreement” in Section 2.6(a) of the TSA to include this Assumption of Special Servicer Obligations; provided that Section 2.6(a)(i) is hereby modified to read “it is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware”.

As of the Effective Date Trustee acknowledges (i) that conditions precedent as set forth in the TSA and the Intercreditor Agreement relating to the Companion Loans have been satisfied in full and (ii) that KeyBank National Association has been removed as the Special Servicer and GLS has been appointed as the successor Special Servicer. On and after the Effective Date, Trustee shall look solely to GLS for performance (including all rights, obligations and liabilities) of the obligations required under the TSA with respect to the Special Servicer.

On and after the Effective Date, all demands, notices, consents, approvals, requests and other communications to the Special Servicer hereunder or under the TSA with respect to the Special Servicer shall be delivered in accordance with Section 11.4 of the TSA to the following:

Green Loan Services LLC

1 Vanderbilt Avenue

New York, New York 10017

Attention: Andrew Falk

Email: andrew.falk@slgreen.com

This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

The parties agree to execute, acknowledge and deliver such further instruments and documents as may be reasonably requested by any party to carry out the intent of this Agreement.

This Agreement may be amended from time to time by the parties hereto, but only by written instrument signed by the parties hereto.

[SIGNATURES ON THE FOLLOWING PAGE]

GREEN LOAN SERVICES LLC, a Delaware limited liability company

By: /s/ Andrew Levine

Name: Andrew Levine

Title: Executive Vice President

Assumption of Special Servicing

MRCD 2019-PARK

ACKNOWLEDGED, as of the date first above written:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee for MRCD 2019-PARK Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-PARK

By: Computershare Trust Company, N.A. as Agent

By: /s/ Erika Mullen__________

Name: Erika Mullen

Title: Vice President

Assumption of Special Servicing

MRCD 2019-PARK

SCHEDULE 1

DISTRIBUTION LIST

Trustee

Wells Fargo Bank, N.A.

c/o Computershare Trust Company, N.A., as Agent for the Trustee

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services (CMBS) MRCD 2019-PARK

with copies to:

trustadministrationgroup@computershare.com and CCTCMBSBondAdmin@computershare.com

Certificate Administrator

Wells Fargo Bank, N.A.

c/o Computershare Trust Company, N.A., as Agent for the Certificate Administrator

9062 Annapolis Road

Columbia, MD 21045-1951

Attention: Corporate Trust Services (CMBS) MRCD 2019-PARK

with copies to:

trustadministrationgroup@computershare.com and CCTCMBSBondAdmin@computershare.com

Schedule

SCHEDULE 2

INTERCREDITOR AGREEMENT LIST

▪
Co-Lender Agreement, dated as of December 5, 2019, by and among Barclays Bank PLC, as Note A-1 Holder, Citi Real Estate Funding Inc., as Note A-2 Holder, Barclays Bank PLC, as Note A-3 Holder, Citi Real Estate Funding Inc., as Note A-4 Holder, Barclays Bank PLC, as Note A-5 Holder, Citi Real Estate Funding Inc., as Note A-6 Holder, Barclays Bank PLC, as Note A-7 Holder, Citi Real Estate Funding Inc., as Note A-8 Holder, Barclays Bank PLC, as Note B-1 Holder, Citi Real Estate Funding Inc., as Note B-2 Holder, Barclays Capital Real Estate Inc., as Note C-1 Holder, Citi Real Estate Funding Inc., as Note C-2 Holder

Schedule